Exhibit 99.1

FOR IMMEDIATE RELEASE:	Investor Relations contact:
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Tel: 415-278-7493
media_relations@gymboree.com

The Gymboree Corporation Announces Expiration of its Tender Offer, Final Tender

Results and Final Settlement

San Francisco, Calif., May 24, 2016 – The Gymboree Corporation (the “Company”) announced today the expiration, final results and final settlement of its previously announced tender offer (the “Tender Offer”) to purchase the maximum aggregate principal amount of its outstanding 9.125% senior unsecured notes due 2018 (the “Notes,” CUSIP No. 403777AB1) that it can purchase for $40,000,000, excluding accrued interest. The Tender Offer expired at 11:59 p.m., New York City time, on May 23, 2016 (the “Expiration Time”).

The cumulative principal amount of Notes that were validly tendered and not validly withdrawn prior to the Expiration Time, and the cumulative principal amount of Notes that will be accepted for purchase by the Company as of the Final Settlement Date (as defined below) are specified in the table below. These cumulative principal amounts include $52,000 principal amount of Notes that were validly tendered after 5:00 p.m., New York City time, on May 9, 2016 (the “Early Tender Time”) that we expect to purchase on the Final Settlement Date.

Title of Security	Outstanding Principal Amount(1)	Cumulative Principal Amount Tendered Prior to the Expiration Time	Cumulative Principal Amount Accepted for Purchase as of the Final Settlement Date
The Gymboree Corporation’s 9.125% Senior Unsecured Notes due 2018	$210,600,000	$39,614,000	$39,614,000

(1)	As of April 26, 2016.

The Tender Offer was made solely pursuant to the terms and conditions set forth in the Offer to Purchase, dated April 26, 2016, and the Supplement to the Offer to Purchase, dated May 3, 2016

(together, the “Offer to Purchase”), and the accompanying Letter of Transmittal. Capitalized terms used in this press release that are not defined herein have the meanings given to them in the Offer to Purchase.

Payments for Notes that are accepted for purchase in the Tender Offer will include accrued and unpaid interest from and including the last interest payment date of the Notes to, but not including, the applicable settlement date. The settlement date for Notes that were validly tendered after the Early Tender Time and prior to the Expiration Time is expected to be May 24, 2016, the first business day following the Expiration Time (the “Final Settlement Date”).

D.F. King & Co., Inc. acted as the Tender Agent and Information Agent for the Tender Offer and can be reached by calling (800) 461-9313 (US toll-free) or by emailing gymboree@dfking.com.

Goldman, Sachs & Co. acted as the dealer manager for the Tender Offer. Questions regarding the terms of the Tender Offer may be directed to the Liability Management Group of Goldman, Sachs & Co. by calling (800) 828-3182 (US toll-free) or (212) 357-0422 (collect).

Cautionary Statements:

This release contains forward-looking statements, including the principal amount of Notes we expect to accept for purchase and the date we expect to pay for the Notes, which involve risks and uncertainties that could cause actual results to differ materially from expected results. We may decide not to, or be unable to, consummate the Tender Offer on the terms described herein or at all. Accordingly, investors should not rely on forward-looking statements as a prediction of actual future results. All statements in this press release speak only as of the date hereof, and we undertake no obligation to update or revise such statements in light of future developments, except as required by law.